Exhibit 99.1

Unaudited Pro Forma Combined Condensed Consolidated Financial Information

The following unaudited pro forma combined condensed consolidated financial information combines the historical consolidated financial position and results of operations of KeyCorp and its subsidiaries and First Niagara Financial Group, Inc. (“First Niagara”) and its subsidiaries, as an acquisition by KeyCorp of First Niagara using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of First Niagara will be recorded by KeyCorp at their respective fair values as of the date the merger is completed. The unaudited pro forma combined financial information should be read in conjunction with KeyCorp’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, and Annual Report on Form 10-K for the year ended December 31, 2015, and First Niagara’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, and Annual Report on Form 10-K for the year ended December 31, 2015.

The merger was announced on October 30, 2015, and provides that each outstanding share of First Niagara common stock, par value $0.01 per share, held immediately prior to the merger will be canceled and converted into the right to receive 0.680 shares of KeyCorp common stock, par value $1.00 per share, and $2.30 in cash. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, a First Niagara stockholder who receives KeyCorp common shares and cash in exchange for First Niagara common stock pursuant to the merger will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the KeyCorp common shares and cash (other than cash received instead of a fractional KeyCorp common share) received by the First Niagara stockholder exceeds such holder’s tax basis in its First Niagara common stock, and (2) the amount of cash received by such First Niagara stockholder (except with respect to any cash received instead of fractional interests in KeyCorp common shares).

In addition, at the effective time of the merger, each share of First Niagara preferred stock, Series B, par value $0.01 per share, will be converted into the right to receive a share of a newly created series of preferred stock of KeyCorp having such rights, privileges and voting powers not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the First Niagara preferred stock.

On April 28, 2016, KeyCorp and First Niagara Financial Group, Inc. announced that they had reached an agreement with Northwest Bank, a wholly-owned subsidiary of Northwest Bancshares, Inc., to sell 18 branches in the Buffalo Federal Reserve market totaling $1.8 billion in deposits and $509 million in loans. Northwest Bank’s purchase includes all 18 branches slated for divestiture under Key’s agreements with the United States Department of Justice and the Federal Reserve Board, which were entered into in connection with their review of KeyCorp’s pending merger with First Niagara.

The unaudited pro forma combined condensed consolidated balance sheet gives effect to the merger and branch divestiture as if the transaction had occurred on March 31, 2016. The unaudited pro forma combined condensed consolidated income statements for the three months ended March 31, 2016, and the year ended December 31, 2015, give effect to the merger and branch divestiture as if the transaction had become effective on January 1, 2015.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

KeyCorp and Subsidiaries

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of March 31, 2016

in millions, except per share amounts	KeyCorp As Reported	First Niagara As Reported (a)	Pro Forma Adjustments	Ref	Pro Forma Combined KeyCorp (a)
ASSETS
Cash and short-term investments	$5,910	$383	$(2,171)	A	$4,122
Trading account assets	765	—	—		765
Securities investments	19,307	12,160	100	B	31,567
Other investments	643	376	—		1,019
Loans, net of unearned income	60,438	24,178	(872)	C	83,744
Less: Allowance for loan losses	826	253	(253)	D	826

Net loans	59,612	23,926	(619)		82,918
Goodwill	1,060	1,348	86	E	2,494
Other intangible assets	57	44	358	F	459
Other assets	9,267	1,836	123	G	11,226
Discontinued assets	1,781	—	—		1,781

Total assets	$98,402	$40,072	$(2,123)		$136,351

LIABILITIES
Deposits	$73,382	$29,561	$(1,558)	H	$101,385
Federal funds purchased and securities sold under repurchase agreements	374	—	—		374
Bank notes and other short-term borrowings	615	3,256	—		3,871
Other liabilities	2,200	498	—		2,698
Long-term debt	10,760	2,608	42	I	13,410

Total liabilities	87,331	35,923	(1,516)		121,738
SHAREHOLDERS’ EQUITY
Preferred shares	290	338	—	J	628
Common shares	1,017	4	237	K	1,258
Capital surplus	3,818	4,231	(1,242)	L	6,807
Retained earnings (accumulated deficit)	9,042	(244)	219	M, N	9,017
Treasury stock, at cost	(2,888)	(140)	140	M	(2,888)
Accumulated other comprehensive income (loss)	(213)	(39)	39	M	(213)

Shareholders’ equity	11,066	4,150	(607)		14,609
Noncontrolling interest	5	—	—		5

Total equity	11,071	4,150	(607)		14,614

Total liabilities and equity	$98,402	$40,072	$(2,123)		$136,351

Common shares outstanding (000)	842,290	354,977	(113,593)	O	1,083,674
Book value per common share	$12.79	$10.84			$12.94

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

(a)	May not foot due to rounding.

KeyCorp and Subsidiaries

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the three months ended March 31, 2016

in millions, except per share amounts	KeyCorp As Reported	First Niagara As Reported (a)	Pro Forma Adjustments	Ref	Pro Forma Combined KeyCorp (a)
Interest income	$683	$309	$9	P	$1,001
Interest expense	79	41	(18)	Q	102

Net interest income	604	268	27		899
Provision for credit losses	89	23	(12)	R	100

Net interest income after provision for credit losses	515	245	39		799
Noninterest income	431	79	(4)	S	506
Noninterest expense	703	255	9	T	967

Income from continuing operations before income taxes	243	69	26		338
Income taxes	56	20	10	U	86

Income from continuing operations	187	48	16		251
Dividends on preferred stock, net income attributable to noncontrolling interests, and income allocable to unvested restricted stock awards	5	8	—		13

Income attributable and allocable to common shareholders	$182	$41	$16		$239

Basic earnings per share from continuing operations	$.22	$.11			$.22
Diluted earnings per share from continuing operations	.22	.11			.22
Weighted average common shares outstanding (000)	827,381	351,372	(112,439)	V	1,066,314
Weighted average common shares and potential common shares outstanding (000)	835,060	353,965	(112,828)	V	1,076,197

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

(a)	May not foot due to rounding.

KeyCorp and Subsidiaries

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the year ended December 31, 2015

in millions, except per share amounts	KeyCorp As Reported	First Niagara As Reported (a)	Pro Forma Adjustments	Ref	Pro Forma Combined KeyCorp (a)
Interest income	$2,622	$1,198	$48	P	$3,868
Interest expense	274	142	(119)	Q	297

Net interest income	2,348	1,056	167		3,571
Provision for credit losses	166	76	(69)	R	173

Net interest income after provision for credit losses	2,182	980	236		3,398
Noninterest income	1,880	342	(16)	S	2,206
Other noninterest expense	2,840	1,019	38	T	3,897

Income (loss) from continuing operations before income taxes	1,222	302	182		1,706
Income taxes	303	79	70	U	452

Income (loss) from continuing operations	919	224	112		1,255
Dividends on preferred stock, net income attributable to noncontrolling interests, and income allocable to unvested restricted stock awards	27	32	—		59

Income (loss) attributable and allocable to common shareholders	$892	$192	$112		$1,196

Basic earnings per share from continuing operations	$1.06	$0.55			$1.11
Diluted earnings per share from continuing operations	1.05	0.54			1.10
Weighted average common shares outstanding (000)	836,846	351,119	(112,358)	V	1,075,607
Weighted average common shares and potential common shares outstanding (000)	844,489	353,040	(112,973)	V	1,084,556

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

(a)	May not foot due to rounding.

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared to illustrate the effects of the merger involving KeyCorp and First Niagara under the acquisition method of accounting with KeyCorp treated as the acquirer. The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entity. Under the acquisition method of accounting, the assets and liabilities of First Niagara, as of the effective date of the merger, will be recorded by KeyCorp at their respective fair values and the excess of the merger consideration over the fair value of First Niagara’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the third quarter of 2016, provides for First Niagara common stockholders to right to receive 0.680 shares of KeyCorp common stock and $2.30 in cash for each share of First Niagara common stock they hold immediately prior to the merger. The value of the per share merger consideration would be approximately $11.40 based upon the closing price of KeyCorp common stock on October 29, 2015, multiplied by the exchange ratio, and adding the cash portion of the merger consideration. Based on the closing trading price of KeyCorp common shares on the NYSE on May 13, 2016, the last practicable date before the date of this current report on Form 8-K, the value of the merger consideration per share of First Niagara common stock was $10.24. In addition, at the effective time of the merger, each share of First Niagara preferred stock Series B will be converted into the right to receive a share of a newly created series of preferred stock of KeyCorp having such rights, preferences, privileges and voting powers not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the First Niagara preferred stock.

The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) First Niagara’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of KeyCorp’s stock varies from the assumed $13.38 per share, which represents the closing share price of KeyCorp common stock on October 29, 2015; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both KeyCorp and First Niagara are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2 – Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit and other intangible assets of $402 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. When the actual amortization is recorded for periods following the merger closing, the straight line or sum-of-the-years-digits method will be used, and the period of amortization may differ. Goodwill totaling $1.434 billion is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on KeyCorp’s price per common share at the date of close, which has not yet occurred. Accordingly, a 10% increase or decrease in KeyCorp’s most recently used price per common share would result in a corresponding goodwill adjustment of approximately $323 million.

The preliminary purchase price allocation is as follows:

in millions, except per share amounts
Pro Forma Purchase Price
Estimated First Niagara shares outstanding (includes performance shares and stock options)		355
Cash consideration (per First Niagara share)		$2.30

Estimated cash portion of purchase price		817
Estimated First Niagara shares outstanding		355
Exchange ratio		.680

Total KeyCorp common shares issues		241
KeyCorp’s share price (as of October 29, 2015)		$13.38

Equity portion of purchase price		3,230
Exchange of First Niagara preferred stock for KeyCorp preferred stock		338

Total estimated consideration to be paid		4,384
First Niagara Net Assets at Fair Value
Assets acquired:
Cash and short-term investments	$383
Securities investments	12,260
Other investments	376
Loans, net of unearned income	23,815
Other intangible assets	402
Other assets	1,968

Total assets acquired	39,204
Liabilities assumed:
Deposits	29,850
Bank notes and other short-term borrowings	3,256
Other liabilities	498
Long-term debt	2,650

Total liabilities assumed	36,254
Net assets acquired		2,950

Preliminary pro forma goodwill		$1,434

Note 3 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All taxable adjustments were calculated using a 38.5% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.	Adjustments to cash and short-term investments to reflect estimated cash of $816 million used to purchase First Niagara and contractually obligated after-tax merger costs of $25 million. Adjustments to cash and short-term investments also include $9 million of cash associated with the 18 branches that are being divested and $1.321 billion of cash paid to Northwest Bank to assume the associated net liabilities of the 18 branches that are being divested. See Note 5 for more information.

B.	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities.

C.	Adjustments to loans, net of unearned income to reflect estimated fair value adjustments, which included credit deterioration, current interest rates, and liquidity, of acquired loans. Adjustments to loans, net of unearned income also include the elimination of $509 million of loans associated with the 18 branches that are being divested. See Note 5 for more information.

D.	Elimination of First Niagara’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date, and the carryover of the related allowance for loan losses is prohibited.

E.	Adjustments to goodwill to eliminate First Niagara goodwill of $1.348 billion at merger date and record estimated goodwill associated with the merger of $1.434 billion.

F.	Adjustments to other intangible assets to eliminate First Niagara other intangible assets of $44 million and record estimated other intangible assets associated with the merger of $402 million, which includes estimated core deposit intangible assets of $322 million.

G.	A net deferred tax asset of approximately $131 million was recorded for the effects of the acquisition accounting adjustments. Adjustments also include the elimination of $8 million of property, plant, and equipment associated with the 18 branches being divested. See Note 5 for more information.

H.	Adjustments to deposits to reflect estimated fair value of acquired interest-bearing deposits. Adjustments to deposits also include the elimination of $1.847 billion of deposits associated with the 18 branches that are being divested. See Note 5 for more information.

I.	Adjustment to long-term debt to reflect estimated fair value of acquired long-term debt.

J.	Adjustments to preferred shares to eliminate First Niagara preferred stock and replace it with a newly created series of KeyCorp preferred stock.

K.	Adjustments to common shares to eliminate First Niagara common stock of $4 million par value and record the issuance of KeyCorp common stock to First Niagara shareholders of $241 million par value.

L.	Adjustments to capital surplus to eliminate First Niagara capital surplus of $4.231 billion and record issuance of KeyCorp common stock in excess of par value to First Niagara shareholders of $2.989 billion.

M.	Adjustments to eliminate remaining First Niagara equity balances of $423 million.

N.	Adjustment to retained earnings to reflect contractually obligated after-tax merger costs of $25 million.

O.	Adjustments to common shares outstanding to eliminate First Niagara common shares outstanding of 354,976,856 and record KeyCorp common shares of 241,384,262, calculated using the exchange ratio of 0.680 per share.

P.	Net adjustments to interest income of $9 million for the three months ended March 31, 2016, and $48 million for the year ended December 31, 2015, to eliminate First Niagara’s amortization of premiums and accretion of discounts on previously acquired loans and record estimated amortization of premiums and accretion of discounts on acquired loans of First Niagara. Adjustments also include the elimination of interest income associated with the 18 branches being divested. See Note 5 for more information.

Q.	Net adjustments to interest expense of $18 million for the three months ended March 31, 2016, and $119 million for the year ended December 31, 2015, to eliminate First Niagara’s amortization of premiums and accretion of discounts on previously acquired deposits and record estimated amortization of premiums and accretion of discounts on acquired deposits of First Niagara. Adjustments also include the elimination of interest expense associated with the 18 branches being divested. See Note 5 for more information.

R.	Net adjustments to provision for credit losses of $12 million for the three months ended March 31, 2016, and $69 million for the year ended December 31, 2015, to eliminate the provision for credit losses associated with the 18 branches scheduled to be divested and to account for the provision for credit losses on new loans originated during the periods presented. See Note 5 for more information.

S.	Adjustment to eliminate noninterest income associated with the 18 branches being divested. See Note 5 for more information.

T.	Net adjustments to noninterest expense of $9 million for the three months ended March 31, 2016, and $38 million for the year ended December 31, 2015, to eliminate First Niagara’s amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets. See Note 2 for additional information regarding KeyCorp’s amortization of acquired other intangible assets. Adjustments also include the elimination of noninterest expense associated with the 18 branches being divested. See Note 5 for more information.

U.	Adjustment to income tax expense to record the income tax effect of pro forma adjustments at the estimated statutory tax rate of 38.5%.

V.

Adjustments to weighted average common shares outstanding to eliminate First Niagara weighted average common shares outstanding and record KeyCorp common shares outstanding, calculated using the exchange ratio of 0.680 per share for all shares except for shares issued for equity awards, which were calculated using an exchange ratio of 0.850 (no cash received for equity awards).

Note 4 – Estimated Cost Savings and Merger Integration Costs

KeyCorp expects to realize approximately $400 million, or 40% of First Niagara’s current noninterest expense, in annual pre-tax cost savings following the merger. Estimated cost savings is expected to be fully realized in fiscal year 2018 and is excluded from this pro forma analysis.

Merger- and integration-related costs are not included in the pro forma combined condensed consolidated statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs are estimated to be $550 million pre-tax.

Note 5 – Divestiture of First Niagara Bank Branches

On April 28, 2016, KeyCorp and First Niagara Financial Group, Inc. announced that they had reached an agreement with Northwest Bank, a wholly-owned subsidiary of Northwest Bancshares, Inc., to sell 18 branches in the Buffalo Federal Reserve market. Northwest Bank’s purchase includes all 18 branches slated for divestiture under Key’s agreements with the United States Department of Justice and the Federal Reserve Board, which were entered into in connection with their review of KeyCorp’s pending merger with First Niagara. Key will retain its middle market, private banking, municipal and commercial real estate client relationships within this market. The divestiture transaction is subject to the completion of the merger of KeyCorp and First Niagara, which remains subject to regulatory approvals.